Exhibit 99.1

NEWS RELEASE

CONFIDENTIAL DRAFT — NOT FOR IMMEDIATE RELEASE

Contacts:

Company Contact:

Pacira Pharmaceuticals, Inc.

James S. Scibetta, (973) 254-3570

Media Contact:

Pure Communications, Inc.

Dan Budwick, (973) 271-6085

Pacira Reports 2011 Financial Results

Company On Track for Commercial Launch of EXPAREL® in April

PARSIPPANY, N.J., March 27, 2012 — Pacira Pharmaceuticals, Inc. (Nasdaq: PCRX) today announced consolidated 2011 financial results, reviewed key 2011 accomplishments and reiterated that it expects to initiate the commercial launch of EXPAREL® (bupivacaine liposome injectable suspension) in the U.S. the week of April 9th.  EXPAREL was approved by the FDA in October 2011, and Pacira deployed a field force of 63 hospital specialists into the marketplace in January 2012.

“Last year was an important year for Pacira with our successful initial public offering and the approval of EXPAREL by the U.S. Food and Drug Administration with an indication for administration into the surgical site to produce postsurgical analgesia,” said Dave Stack, president and chief executive officer of Pacira. “We are pleased with the continued momentum created by our pre-launch efforts and remain on track to provide EXPAREL to the marketplace the week of April 9th”.

EXPAREL Launch Supported by Targeted Commercialization Activities

•                  Extensive pre-launch program: EXPAREL data disseminated in over 40 publications and presentations; interactions with more than 1700 potential customers through market research, advisory boards, and strong presence at key medical meetings.

•                  Strategic partnerships: Programs in place with group purchasing organization partners and key opinion leading hospitals to demonstrate the true cost of opioid-based postsurgical pain management.

•                  Phase 4 clinical program: Initiation of prospective Phase 4 clinical trials in surgical models of interest to our colorectal, plastic, general, urology and OB/GYN surgeon customers.

•                  Robust 2012 publication plan: More than 50 publications and data presentations planned for 2012.

•                  Ambulatory Procedure Code (APC) received: APC received from Centers for Medicare & Medicaid Services for payment of EXPAREL in ambulatory surgery.

•                  Focused field force: Following mid-January deployment, the 63-person field-based specialty team has worked to initiate the formulary review process in targeted high-volume hospitals to obtain access for EXPAREL.

“Our comprehensive pre-launch strategy in 2011, coupled with the January 2012 deployment of our dedicated hospital specialist field force and scientific team, has generated significant anticipated demand for EXPAREL in the marketplace,” said Taunia Markvicka, vice president of commercial operations.

Full Year 2011 Financial Results

•                  Net loss for the year ended December 31, 2011 was $43.3 million, or $2.64 per share (based on 16.4 million weighted average shares outstanding).

•                  Total revenues for the year ended December 31, 2011 were $15.7 million compared with $14.6 million for the year ended December 31, 2010.

•                  Total operating expenses for the year ended December 31, 2011 were $54.8 million compared with $37.3 million for the year ended 2010. The increase was primarily attributable to an increase in selling, general and administrative expenses and the impairment of certain long-lived assets.  Selling expenses increased due to the hiring of commercial personnel and activities supporting the commercialization of EXPAREL, and general and administrative expenses increased due to additional compensation related expenses and other expenses associated with being a public company.

•                  Cash used in operating activities and for the purchase of fixed assets used in investing activities (“cash burn”) was approximately $37.2 million for the year ended December 31, 2011.

•                  Pacira ended 2011 with cash and cash equivalents, restricted cash and short-term investments of $77.5 million.

For the full-year ending December 31, 2012, excluding the impact of potential sales of EXPAREL, Pacira expects revenue to be between $23 and $25 million.  Revenue expectations include anticipated DepoCyt® and DepoDur® supply and royalty revenue, collaborative licensing and development revenues resulting from DepoFoam®-based partnerships, and approximately $11 million of revenue resulting from the acceleration of the recognition of deferred revenue through the termination date of the EKR agreement on July 1, 2012

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call at 9 a.m. EDT today. The call can be accessed by dialing 1-888-396-2356 (domestic) or 1-617-847-8709 (international) five minutes prior to the start of the call and providing the passcode 91443763. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), providing the passcode 50230808. The replay of the call will be available for two weeks from the date of the live call.

A live, listen-only webcast of the conference call can also be accessed by visiting the investors section of the Pacira website at investor.pacira.com. A replay of the webcast will be archived on the company’s website for two weeks following the call.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is an emerging specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL® (bupivacaine liposome injectable suspension), was approved for administration into the surgical site to produce postsurgical analgesia by the U.S. Food and Drug Administration in October 2011. EXPAREL and two other commercially available products utilize the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

About EXPAREL®

EXPAREL® (bupivacaine liposome injectable suspension) is indicated for administration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam®, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting in the same fashion as current local anesthetics. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing analgesia with reduced opioid requirements for up to 72 hours. Pivotal studies have demonstrated the safety and efficacy of EXPAREL in patients undergoing bunionectomy or hemorrhoidectomy procedures and additional studies are underway to further demonstrate the safety and efficacy in other procedures. Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. EXPAREL has not been studied for use in patients younger than 18 years of age. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Other formulations of bupivacaine should not be administered within 96 hours following administration of EXPAREL. Monitoring of cardiovascular and neurological status, as well as vital signs should be performed during and after injection of EXPAREL as with other local anesthetic products. Because amide-

type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. In clinical trials, the most common adverse reactions (incidence greater-than or equal to 10%) following EXPAREL administration were nausea, constipation, and vomiting.

Please see the full Prescribing Information for more details available at www.EXPAREL.com.

Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about EXPAREL’s potential and the expected timing of commercial launch, expected 2012 revenues and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the planned commercial launch of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our commercialization and marketing capabilities; and other factors discussed in the “Risk Factors” section of our final prospectus related to our public offering filed with the Securities and Exchange Commission on November 16, 2011, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

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Pacira Pharmaceuticals, Inc.

Consolidated Statement of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Supply and royalty revenue	$3,004	$1,525	$10,615	$11,345
Collaborative licensing and development revenue	1,229	666	5,074	3,217
Total revenues	4,233	2,191	15,689	14,562
Operating expenses:
Cost of revenues	6,601	2,108	16,739	12,276
Research and development	2,636	3,674	14,873	18,628
Selling, general and administrative	6,694	2,419	20,159	6,367
Impairment of long-lived assets	3,019	—	3,019	—
Total operating expenses	18,950	8,201	54,790	37,271
Loss from operations	(14,717)	(6,010)	(39,101)	(22,709)
Other (expense) income:
Interest income	144	34	255	146
Interest expense	(712)	(1,382)	(4,780)	(3,959)
Royalty interest obligation	(8)	118	227	(930)
Loss on early extinguishment of debt	—	(184)	—	(184)
Other, net	10	380	71	487
Total other expense, net	(566)	(1,034)	(4,227)	(4,440)
Net loss	$(15,283)	$(7,044)	$(43,328)	$(27,149)

Basic and diluted net loss per common share	$(0.72)	$(12.27)	$(2.64)	$(47.29)
Weighted average common shares outstanding - basic and diluted	21,271,680	573,990	16,437,464	574,072

Pacira Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	December 31,	December 31,
	2011	2010
Assets
Cash and cash equivalents and short-term investments	$76,153	$26,133
Restricted cash	1,299	1,314
Other current assets	5,197	3,608
Fixed assets, net	25,103	23,950
Intangibles and other assets, net	5,738	11,557
Total assets	$113,490	$66,562

Liabilities and stockholders’ equity (deficit)
Current liabilities	$31,911	$16,322
Related party debt, including accrued interest	—	49,795
Long-term debt and royalty interest obligation	20,074	24,865
Other long-term liabilities	13,236	23,963
Stockholders’ equity (deficit)	48,269	(48,383)
Total liabilities and stockholders’ equity	$113,490	$66,562